Company Overview

Tianyin®

- Leading manufacturer and supplier of modernized traditional Chinese medicine (TCM) in China.
- Comprehensive product portfolio of 39 modernized TCMs in market and 7 generic western medicines, and strong R&D capability with a pipeline of 17 products in various stage of the approval process.
- 22 products listed in the highly selective National Medical Insurance Program.
- Headquartered in Chengdu, Sichuan Province with two manufacturing facilities and a total of 1,365 employees.
- Extensive nationwide distribution network throughout China with a sales force of 720.
- Have achieved strong growth – For FY09 ending June 30 management expects to report revenues of $42 million and net income of $7.5 million.
- Fiscal year 2010 guidance - revenue expected to exceed $59 million with net income at least $10.5 million, representing 41% YOY growth.
- Listed on the NYSE AMEX and traded under the ticker TPI.